                                                                     EXHIBIT 2.1









                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              OPENWAVE SYSTEMS INC.

                           SAPPHIRE ACQUISITION CORP.

                           AND SIGNALSOFT CORPORATION

                            DATED AS OF MAY 28, 2002

                             INDEX OF DEFINED TERMS

Acquisition Agreement........................................................ 41
Acquisition Proposal......................................................... 39
affiliates................................................................... 51
Agreement....................................................................  1
Appointment Time.............................................................  4
Assignee..................................................................... 53
Balance Sheet Date........................................................... 15
Certificate of Merger........................................................  6
Certificates.................................................................  9
Closing......................................................................  6
Closing Date.................................................................  6
COBRA........................................................................ 26
Code......................................................................... 11
Company......................................................................  1
Company Authorizations....................................................... 17
Company Balance Sheet........................................................ 15
Company Board of Directors...................................................  1
Company Capital Stock........................................................ 12
Company Common Stock......................................................... 12
Company Disclosure Letter.................................................... 11
Company Employee Plans....................................................... 25
Company Financials........................................................... 15
Company Intellectual Property................................................ 17
Company Option............................................................... 10
Company Options.............................................................. 10
Company Preferred Stock...................................................... 12
Company SEC Reports.......................................................... 15
Company Technology........................................................... 17
Computer Software............................................................ 17
Confidentiality Agreement.................................................... 40
Continuing Employee Options.................................................. 46
Copyrights................................................................... 18
Current Annual Premium Amount................................................ 45
DGCL.........................................................................  1
Dissenting Shares............................................................ 10
Effective Time...............................................................  6
Environmental Claim.......................................................... 23
Environmental Laws........................................................... 23
ERISA........................................................................ 25
ERISA Affiliate.............................................................. 25
Exchange Act.................................................................  2
Expense Fee.................................................................. 49
Fully Diluted Basis..........................................................  2

GAAP......................................................................... 15
Governmental Entity.......................................................... 14
HSR Act...................................................................... 14
Indebtedness................................................................. 13
Indemnified Parties.......................................................... 44
Independent Directors........................................................  5
Initial Expiration Date......................................................  2
Intellectual Property........................................................ 18
Inventor-Developed Intellectual Property..................................... 20
Inventor-Developed Technology................................................ 20
Inventors.................................................................... 18
IRS.......................................................................... 26
knowledge.................................................................... 51
License Agreements........................................................... 19
Material Adverse Effect...................................................... 51
Material Contracts........................................................... 29
Materials of Environmental Concern........................................... 23
Merger.......................................................................  6
Merger Agreement............................................................. 61
Merger Consideration.........................................................  8
Minimum Condition............................................................  2
Nasdaq....................................................................... 14
Offer........................................................................  1
Offer Documents..............................................................  3
Offer Price..................................................................  1
Offer to Purchase............................................................  2
Option Plans................................................................. 10
Parent.......................................................................  1
Parent Common Stock.......................................................... 46
Patents...................................................................... 18
Paying Agent.................................................................  8
person....................................................................... 52
Proxy Statement..............................................................  8
Purchaser....................................................................  1
Purchaser Common Stock.......................................................  8
Purchaser Option............................................................. 45
Purchaser Option Shares...................................................... 45
Regulation M-A...............................................................  3
Representatives.............................................................. 39
Schedule 14D-9...............................................................  4
Schedule TO..................................................................  3
SEC..........................................................................  3
Section 16 Affiliate......................................................... 11
Securities Act............................................................... 15

Shares.......................................................................  1
Special Meeting..............................................................  7
Stockholder..................................................................  1
Stockholders Agreement.......................................................  1
subsidiary................................................................... 52
Superior Proposal............................................................ 40
Surviving Corporation........................................................  6
Takeover Proposal............................................................ 40
Tax.......................................................................... 24
Tax Authority................................................................ 24
Tax Return................................................................... 24
Taxable...................................................................... 24
Taxes........................................................................ 24
Technology................................................................... 18
Termination Date............................................................. 47
Termination Fee.............................................................. 49
the business of.............................................................. 54
Trade Secrets................................................................ 18
Trademarks................................................................... 18
Transactions................................................................. 52
Voting Debt.................................................................. 12

                                TABLE OF CONTENTS

                                                                                    Page
                                                                                    ----
   ARTICLE I THE MERGER..............................................................2
       1.1        The Offer..........................................................2
       1.2        Company Actions....................................................4
       1.3        Directors..........................................................4
       1.4        The Merger.........................................................6
       1.5        Effective Time.....................................................6
       1.6        Closing............................................................7
       1.7        Directors and Officers of the Surviving Corporation................7
       1.8        Subsequent Actions.................................................7
       1.9        Stockholders' Meeting..............................................7
       1.10       Merger Without Meeting of Stockholders.............................8

   ARTICLE II CONVERSION OF SECURITIES...............................................8
       2.1        Conversion of Capital Stock........................................8
       2.2        Exchange of Certificates...........................................9
       2.3        Dissenting Shares.................................................11
       2.4        The Company Option Plans .........................................11
       2.5        Section 16........................................................12
       2.6        Withholding.......................................................12
       2.7        Transfer Taxes....................................................12

   ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................12
       3.1        Organization, Standing and Power..................................12
       3.2        Capitalization....................................................13
       3.3        Authority.........................................................14
       3.4        SEC Filings; Company Financial Statements.........................15
       3.5        Absence of Certain Changes........................................16
       3.6        Absence of Undisclosed Liabilities................................18
       3.7        Litigation........................................................18
       3.8        Restrictions on Business Activities...............................18
       3.9        Governmental Authorization........................................18
       3.10       Title to Property.................................................18
       3.11       Technology and Intellectual Property..............................19
       3.12       Environmental Matters.............................................24
       3.13       Taxes.............................................................26
       3.14       Employee Benefit Plans............................................27
       3.15       Certain Agreements Affected by the Merger.........................29
       3.16       Employee Matters..................................................30
       3.17       Interested Party Transactions.....................................30
       3.18       Insurance.........................................................30
       3.19       Compliance With Laws..............................................31
       3.20       Minute Books......................................................31
       3.21       Complete Copies of Materials......................................31

       3.22       Vote Required.....................................................31
       3.23       Brokers' and Finders' Fees........................................31
       3.24       Board Approval....................................................31
       3.25       Customers and Suppliers...........................................31
       3.26       Material Contracts................................................32
       3.27       No Breach of Material Contracts...................................33
       3.28       Material Third Party Consents.....................................33
       3.29       Product Releases..................................................33
       3.30       Information in the Proxy Statement................................33
       3.31       Information in the Offer Documents and the Schedule 14D-9.........34
       3.32       State Takeover Statutes...........................................34
       3.33       Opinion of Financial Advisor......................................34
       3.34       Accounts Receivable...............................................34
       3.35       Personnel.........................................................35
       3.36       Representations Complete..........................................35

  ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER.................35
       4.1        Organization, Standing and Power..................................35
       4.2        Organization, Standing and Power..................................35
       4.3        Authority.........................................................35
       4.4        Authority.........................................................36
       4.5        Information in the Proxy Statement................................37
       4.6        Information in the Offer Documents................................37
       4.7        Financing.........................................................38
       4.8        Ownership of Company Stock........................................38
       4.9        Litigation........................................................38

   ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME....................................38
       5.1        Conduct of Business by the Company................................38
       5.2        No Solicitation...................................................42
       5.3        Notification of Acquisition Proposals.............................45

   ARTICLE VI ADDITIONAL AGREEMENTS.................................................45
       6.1        Proxy Statement...................................................45
       6.2        Meeting of Stockholders of the Company............................45
       6.3        Confidentiality; Access to Information............................45
       6.4        Public Disclosure.................................................46
       6.5        Reasonable Efforts; Notification..................................46
       6.6        Qualified Plans...................................................47
       6.7        Indemnification...................................................48
       6.8        Interim Directors.................................................49
       6.9        Option to Acquire Additional Shares...............................49
       6.10       Continuing Employee Options.......................................49

   ARTICLE VII CONDITIONS...........................................................50
       7.1        Conditions to Obligations of Each Party to Effect the Merger......50
       7.2        Additional Conditions to the Obligations of Parent and Purchaser..51

   ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER...................................51
       8.1        Termination.......................................................51
       8.2        Effect of Termination.............................................52
       8.3        Fees and Expenses.................................................53
       8.4        Extension; Waiver.................................................54

   ARTICLE IX GENERAL PROVISIONS....................................................54
       9.1        Non-Survival of Representations and Warranties....................54
       9.2        Notices...........................................................54
       9.3        Interpretation; Certain Defined Terms.............................55
       9.4        Counterparts......................................................56
       9.5        Entire Agreement; Third Party Beneficiaries.......................56
       9.6        Severability......................................................56
       9.7        Other Remedies; Specific Performance..............................57
       9.8        Governing Law; Venue..............................................57
       9.9        Rules of Construction.............................................57
       9.10       Assignment........................................................57
       9.11       Amendment and Modification........................................58
       9.12       No Waiver; Remedies Cumulative....................................58
       9.13       Waiver of Jury Trial..............................................58

                                INDEX OF EXHIBITS


Exhibit A    Form of Stockholders Agreement

Exhibit B    Form of Employment Agreement

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), is entered into as of May 28, 2002 by and among Openwave Systems Inc., a Delaware corporation ("PARENT"), Sapphire Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("PURCHASER"), and SignalSoft Corporation, a Delaware corporation (the "COMPANY").

                                    RECITALS

         A. The Board of Directors of each of Parent, Purchaser and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein.

         B. In furtherance thereof, it is proposed that (i) Purchaser commence a cash tender offer (as it may be amended from time to time as permitted by this Agreement, the "OFFER") to acquire all shares of the issued and outstanding common stock, par value $0.001 per share, of the Company (the "SHARES"), for $2.26 per Share, net to the seller in cash (such price, or any such higher price per Share as may be paid in the Offer, referred to herein as the "OFFER PRICE").

         C. The Board of Directors of each of Parent, Purchaser and the Company has approved this Agreement and the Transactions (as defined in Section 9.3(g)), including the Merger (as defined in Section 1.4) following the Offer in accordance with the Delaware General Corporation Law ("DGCL") and upon the terms and subject to the conditions set forth herein. Such approval of this Agreement and the Transactions, including the Merger, by the Board of Directors of the Company (the "COMPANY BOARD OF DIRECTORS") was unanimous.

         D. The Company Board of Directors has unanimously determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and has resolved to recommend that the holders of such Shares accept the Offer and adopt this Agreement and each of the Transactions upon the terms and subject to the conditions set forth herein.

         E. Contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent's and Purchaser's willingness to enter into this Agreement, certain stockholders of the company (each, a "STOCKHOLDER") are entering into a Stockholders Agreement (the "STOCKHOLDERS AGREEMENT") in the form attached hereto as Exhibit A, pursuant to which each such Stockholder has agreed, among other things, to tender its Shares in the Offer, to grant to Parent the right to purchase its Shares upon payment by Parent of the Offer Price following the occurrence of certain events, and to grant Parent a proxy with respect to the voting of such Shares in favor of the Merger upon the terms and subject to the conditions set forth therein.

         F. In addition, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent's and Purchaser's willingness to enter into this Agreement, David A. Hose is entering into an Employment Agreement with Parent in the form attached hereto as Exhibit B.

         G. The Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Offer, the Merger and the other Transactions.

         NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

     1.1 The Offer.

         (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the events set forth in Annex I hereto shall have occurred and be continuing, Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "EXCHANGE ACT")) the Offer as promptly as practicable following the date hereof (but in no case later than ten business days from the date hereof). The obligations of Purchaser to accept for payment and to pay for any Shares validly tendered and not withdrawn prior to the expiration of the Offer (as it may be extended in accordance with requirements of this Section 1.1(a)) shall be subject only to
(i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with the Shares then owned by Parent or Purchaser (after giving effect to shares subject to purchase under the Stockholders Agreement, but not the Purchaser Option), represents at least two-thirds of the Shares outstanding on a Fully Diluted Basis (the "MINIMUM CONDITION"); and (ii) the other conditions set forth in Annex I hereto. As used in this Agreement, "FULLY DILUTED BASIS" shall refer to the number of Shares issued and outstanding at any time after taking into account all Shares issuable upon the conversion of convertible securities or upon the exercise of any options, warrants or rights to purchase shares of Company Capital Stock (for which the applicable per share exercise price is less than the Offer Price). Subject to the prior satisfaction or waiver by Parent or Purchaser of the Minimum Condition and the other conditions of the Offer set forth in Annex I hereto, Purchaser shall consummate the Offer in accordance with its terms and accept for payment and pay for all Shares tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. The Offer shall be made by means of an offer to purchase (the "OFFER TO PURCHASE") that contains the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex I hereto. Parent expressly reserves the right to waive any of such conditions, to increase the Offer Price and to make any other changes in the terms of the Offer; provided however, that Purchaser shall not, and Parent shall cause Purchaser not to, decrease the Offer Price, change the form of consideration payable in the Offer, decrease the number of Shares sought in the Offer, impose additional conditions to the Offer, extend the offer beyond the date that is twenty (20) business days after commencement of the Offer (the "INITIAL EXPIRATION DATE") except as set forth below, or amend any other condition of the Offer in any manner adverse to the holders of the Shares, in each case without the prior written consent of the Company (such consent to be authorized by the Company Board of Directors or a duly authorized committee thereof). Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer beyond the Initial Expiration Date if, at any scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept Shares for payment shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the United States Securities and Exchange Commission ("SEC"), or the staff thereof, applicable to the Offer, or (iii) extend (or re-extend) the Offer for an aggregate period of not more than twenty (20) business days (taking into account all such extensions and re-extensions) beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, as of such date, all of the conditions to Purchaser's obligations to accept for payment Shares are satisfied or waived, but there shall not have been validly tendered and not withdrawn pursuant to the Offer that number of Shares necessary on a Fully Diluted Basis to permit the Merger to be effected without a meeting of the Company's stockholders in accordance with the DGCL; provided that Purchaser (in connection with any extension or re-extension under clause (iii)) meets the requirements of Rule 14d-l 1 under the Exchange Act. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by applicable law in connection with such increase, in each case without the consent of the Company.

         (b) On the date of commencement of the Offer, Parent and Purchaser shall file with the SEC, pursuant to Regulation M-A under the Exchange Act ("REGULATION M-A"), a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the "SCHEDULE TO"). The Schedule TO shall include the summary term sheet required under Regulation M-A and, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "OFFER DOCUMENTS"). The Company hereby consents to the inclusion in the Offer Documents of the recommendation referred to in clause (iii) of Section 3.24 and the approval of the Board of Directors referred to in Section 3.24. Parent and Purchaser agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by law. Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO before it is filed with the SEC. In addition, Parent and Purchaser agree to provide the Company and its counsel with any comments, whether written or oral, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto.

         (c) Parent shall provide or cause to be provided to Purchaser upon expiration of the Offer or any subsequent extension thereof, as applicable, all funds necessary to immediately accept for payment, and pay for, any shares of Company Common Stock that are validly tendered and not withdrawn pursuant to the Offer and that Purchaser is permitted to accept for payment under applicable law pursuant to the Offer.

     1.2 Company Actions.

         (a) On the date the Offer is commenced, the Company shall, in a manner that complies in all material respects with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on
Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the "SCHEDULE 14D-9") which shall, subject to the provisions of Section 5.2(c), contain the recommendation referred to in clause (iii) of Section 3.24 and the approval of the Board of Directors referred to in Section 3.24. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by law. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Purchaser and their counsel shall be given the opportunity to review and comment on the Schedule 14D-9 and any amendment thereto before filing with the SEC. In addition, the Company agrees to provide Parent, Purchaser and their counsel in writing with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and to consult with Parent, Purchaser and their counsel prior to responding to any such comments, either in written or oral form.

         (b) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Parent or Purchaser mailing labels, security position listings and all available listings and computer files containing the names and addresses of the record holders of the Shares as of a recent date, and shall promptly furnish Parent or Purchaser with such information and assistance (including, but not limited to, lists of holders of the Shares, updated periodically, and their addresses, mailing labels and lists of security positions) as Parent or Purchaser or its agent(s) may reasonably request. Such information shall be held confidential by Parent and Purchaser under the terms of the Confidentiality Agreement.

1.3 Directors.

         (a) Effective upon the purchase of and payment for any Shares by Parent or Purchaser or any of their affiliates pursuant to the Offer (the "APPOINTMENT TIME"), Parent shall be entitled to elect or designate such number of directors, rounded up to the next whole number (subject to the provisions of Section 1.3(b)), on the Company Board of Directors as is equal to the product of the total number of directors on the Company Board of Directors (giving effect to the directors elected or designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser, Parent and any of their affiliates bears to the total number of Shares then outstanding. Subject to the foregoing, the Company shall, upon Parent's request, promptly increase the size of the Company Board of Directors, including by amending the Bylaws of the Company if necessary so as to increase the size of the Company Board of Directors, or promptly secure the written resignations of such number of its incumbent directors, or both, as is necessary to enable Parent's designees to be so elected or designated to the Company Board of Directors (provided, however, that in no case shall the number of members of the Board of Directors be required to be more than nine (9), so long as all incumbent directors except for the three (3) directors provided for in Section 1.3(b) have resigned), and shall use its reasonable best efforts to cause Parent's designees to be so elected or designated at such time. At the Appointment Time, the Company shall, upon Parent's request, also cause persons elected or designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of (i) each committee of the Company Board of Directors; (ii) each board of directors (or similar body) of each Company subsidiary; and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable law or the rules of any stock exchange or trading market on which the Company's common stock is listed or traded. The Company shall promptly upon execution of this Agreement take all actions required pursuant to such Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder in order to fulfill its obligations under this
Section 1.3(a), including, but not limited to, mailing to stockholders (together with the Schedule 14D-9) the information required by Section 14(f) and Rule 14f-l as is necessary to enable Parent's designees to be elected or designated to the Company Board of Directors. Parent or Purchaser shall supply the Company, in writing, information with respect to either of them and their nominees, officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-l. The provisions of this Section 1.3(a) are in addition to and shall not limit (other than as limited under Section 1.3(b)) any rights that any of Purchaser, Parent or any of their respective affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

         (b) In the event that Parent's designees are elected or designated to the Company Board of Directors, then, until the Effective Time (as defined in Section 1.5), the Company shall cause the Company Board of Directors to have at least three (3) directors who are directors on the date hereof including at least two (2) members who are independent directors for purposes of the continued listing requirements of Nasdaq (the "INDEPENDENT DIRECTORS"), provided, however, that if any Independent Director is unable to serve due to death or disability, the remaining Independent Director(s) shall be entitled to elect or designate another person (or persons) who serves as a director on the date hereof to fill such vacancy, and such person (or persons) shall be deemed to be an Independent Director for purposes of this Agreement. If no Independent Director then remains, the other directors shall designate two (2) persons who are directors on the date hereof (or, in the event there shall be less than two
(2) directors available to fill such vacancies as a result of such persons' deaths, disabilities or refusals to serve, such smaller number of persons who are directors on the date hereof) to fill such vacancies and such persons shall be deemed Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Parent's designees constitute a majority of the Company Board of Directors after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, then the affirmative vote of a majority of the Independent Directors (or if only one exists, then the vote of such Independent Director) shall be required to (i) amend or terminate this Agreement by the Company; (ii) exercise or waive any of the Company's rights, benefits or remedies hereunder, if such action would substantially and adversely affect holders of Shares other than Parent or Purchaser; (iii) amend the Certificate of Incorporation or Bylaws of the Company if such action would substantially and adversely affect holders of Shares other than Parent or Purchaser; or (iv) take any other action of the Company Board of Directors under or in connection with this Agreement if such action would substantially and adversely affect holders of Shares other than Parent or Purchaser; provided, however, that if there shall be no Independent Directors as a result of such persons' deaths, disabilities or refusal to serve, then such actions may be effected by majority vote of the entire Company Board of Directors.

     1.4 The Merger.

         (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.5), the Company and Purchaser shall consummate a merger (the "MERGER") in accordance with the DGCL pursuant to which
(i) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease; (ii) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware; (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger; and (iv) the Company shall succeed to and assume all the rights and obligations of Purchaser. The corporation surviving the Merger is sometimes hereinafter referred to as the "SURVIVING CORPORATION." The Merger shall have the effects set forth in the DGCL.

         (b) The Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, except as to the name of the Surviving Corporation, until thereafter amended as provided by law and such Certificate of Incorporation.

         (c) The Bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, until thereafter amended as provided by the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

     1.5 Effective Time. Parent, Purchaser and the Company shall cause an appropriate certificate of merger (the "CERTIFICATE OF MERGER") to be executed and filed on the Closing Date (as defined in Section 1.6) (or on such other date as Parent and the Company may agree) with the

Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the time and date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such time and date as is agreed upon by the parties and specified in the Certificate of Merger, such time hereinafter referred to as the "EFFECTIVE TIME."

     1.6 Closing. The closing of the Merger (the "CLOSING") will take place at 9:00 a.m. (California time) on a date to be specified by the parties, such date to be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII (the "CLOSING DATE"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Suite 1100, Palo Alto, California 94301, unless another date or place is agreed to in writing by the parties hereto.

     1.7 Directors and Officers of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

     1.8 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     1.9 Stockholders' Meeting.

         (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Company Board of Directors, shall promptly, in accordance with applicable law and the Company's Certificate of Incorporation and Bylaws:

               (i) duly call, give notice of, convene and hold a special meeting of its stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "SPECIAL MEETING") as soon as reasonably practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

               (ii) prepare and file with the SEC under the Exchange Act a preliminary proxy or information statement relating to the Merger and this Agreement and use all reasonable efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after Parent and its counsel shall have had a reasonable opportunity to review and comment on the Proxy Statement, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "PROXY STATEMENT") to be mailed to its stockholders as promptly as practicable;

               (iii) include in the Proxy Statement the recommendation of the Company Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement; and

               (iv) use its reasonable efforts to solicit from holders of Shares proxies in favor of the Merger and take all other action reasonably necessary or advisable to secure the approval of stockholders required by the DGCL and any other applicable law and the Company's Certificate of Incorporation and Bylaws (if applicable) to effect the Merger; provided that the obligations set forth in clauses (iii) and (iv) of this Section 1.9(a) shall be subject to Sections 1.10 and 5.2(c).

         (b) Parent agrees to vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other subsidiaries in favor of the approval of the Merger and the adoption of this Agreement.

     1.10 Merger Without Meeting of Stockholders. Notwithstanding Section 1.9, in the event that Parent, Purchaser or any other subsidiary of Parent shall acquire at least ninety percent (90%) of the outstanding shares of each class of capital stock of the Company entitled to vote on the Merger, pursuant to the Offer or otherwise, the parties hereto agree, at the request of Parent and subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of common stock, par value $0.001 per share, of Purchaser ("PURCHASER COMMON STOCK"):

         (a) Purchaser Common Stock. Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

         (b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by the Company as treasury stock and any Shares owned by Parent, Purchaser or any other wholly-owned subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

         (c) Conversion of Shares. Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares (as defined in Section 2.3(a))) shall be converted into the right to receive the Offer Price, payable to the holder thereof in cash, without interest (the "MERGER CONSIDERATION"). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest thereon.

     2.2 Exchange of Certificates.

         (a) Paying Agent. Parent shall designate a bank or trust company to act as agent for the holders of Shares in connection with the Merger (the "PAYING AGENT") and to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(c). Prior to the Effective Time, Parent shall deposit, or cause to be deposited (by Purchaser or otherwise), with the Paying Agent the aggregate Merger Consideration. For purposes of determining the amount of Merger Consideration to be so deposited, Parent and Purchaser shall assume that no stockholder of the Company will perfect any right to appraisal of his, her or its Shares. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation, in its sole discretion (provided that Parent shall be responsible for replacing any losses of principal to such fund resulting from such investments), pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

         (b) Exchange Procedures. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES"), whose shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger

Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon.

         (c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

         (d) Termination of Fund; No Liability. At any time following six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent's routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, (i) if the number of Shares represented by such Certificate is less than 50,000, an agreement by such person to indemnify Parent and the Surviving Corporation against any claim that may be made against them with respect to such Certificate, or (ii) if the number of Shares represented by such Certificate is equal to or more than 50,000 (or the same person holds more than one Certificate, which Certificates in the aggregate represent 50,000 or more Shares), the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

     2.3 Dissenting Shares.

         (a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with Section 262 of the DGCL (the "DISSENTING SHARES") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Shares held by him or her in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his or her right to appraisal, in which case such Shares shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates representing such Shares, pursuant to Section 2.2.

         (b) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal; and (ii) the opportunity to participate in the conduct of all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

     2.4 The Company Option Plans . Effective as of the Effective Time, each outstanding stock option, stock equivalent right or right to acquire Shares (a "COMPANY OPTION" or "COMPANY OPTIONS") granted under the Company's 1995 Non-Qualified Stock Option Plan, the 2000 Equity Incentive Plan and the 2000 Non-Qualified Stock Option Plan (collectively, the "OPTION PLANS"), whether or not then exercisable or vested, shall be (i) deemed to be one hundred percent (100%) vested and exercisable immediately prior to the Effective Time; and (ii) immediately prior to the Effective Time, cancelled and, in consideration of such cancellation, Parent shall, or shall cause the Surviving Corporation to, promptly following the Effective Time, pay to such holders of Company Options, an amount in respect thereof equal to the product of (x) the excess, if any, of the Offer Price over the exercise price of each such Option and (y) the number of unexercised Shares subject thereto (such payment, if any, to be net of applicable Taxes withheld pursuant to Section 2.5. As of the Effective Time, the Option Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company subsidiary shall be cancelled. The Company shall use its reasonable best efforts to effectuate the foregoing, including, but not limited to, sending out the requisite notices and obtaining all consents necessary to cash out and cancel all Company Options necessary to ensure that, after the Effective Time, no person shall have any right under the Option Plans or any other plan, program or arrangement with respect to equity securities of the Surviving Corporation or any subsidiary thereof.

     2.5 Section 16. Parent, Surviving Corporation and the Company shall take all such steps as may be required to provide that, with respect to each Section 16 Affiliate (as defined below), (i) the transactions contemplated by this section, and (ii) any other dispositions of Company equity securities (including derivative securities) or other acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement, shall be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, in accordance with the terms and conditions set forth in that certain No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP. For purposes of this Agreement, "SECTION 16 AFFILIATE" shall mean each individual who (x) immediately prior to the Effective Time is a director or officer of the Company or (y) at the Effective Time will become a director or officer of Parent or the Surviving Corporation.

     2.6 Withholding. Each of the Paying Agent, Parent, and Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Shares or the Company Options such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the "CODE") or any provision of Tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

     2.7 Transfer Taxes. If payment of the Offer Price payable to a holder of Shares pursuant to the Offer or the Merger is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as disclosed in that section of the letter of even date herewith delivered by the Company to Parent prior to the execution and delivery of this Agreement (the "COMPANY DISCLOSURE LETTER") corresponding to the Section of this Agreement to which any of the following representations or warranties pertain, the Company represents and warrants to Parent as set forth below. Each exception set forth in the Company Disclosure Letter is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and relates only to such section.

     3.1 Organization, Standing and Power. The Company and each of its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Company and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on the Company. The Company has made available a true and correct copy of the Certificate of Incorporation and Bylaws, or other equivalent charter documents, as applicable, of the Company and each of its subsidiaries, each as amended to date, to Parent. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent charter documents, as applicable. Except for the entities identified in Section 3.1 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     3.2 Capitalization.

         (a) The authorized capital stock of the Company consists of (i) 65,000,000 shares of common stock, par value $.001 per share ("COMPANY COMMON STOCK"), of which 25,307,436 shares were issued and outstanding as of May 7, 2002, and (ii) 10,000,000 shares of preferred stock, par value $.001 per share ("COMPANY PREFERRED STOCK" and, together with Company Common Stock, "COMPANY CAPITAL STOCK"), of which no shares are issued and outstanding as of the date hereof. As of the date hereof, (i) 5,370 shares of Company Common Stock and no shares of Company Preferred Stock are issued and held in the treasury of the Company, and (ii) 3,075,297 shares of Company Common Stock are reserved for issuance pursuant to outstanding Company Options. As of the date hereof, there are no warrants outstanding to purchase shares of Company Common Stock. All of the outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of the Company Preferred Stock are as set forth in the Certificate of Incorporation of the Company.

         (b) Except as set forth above, and in Section 3.2(b) of the Company Disclosure Letter, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, preemptive rights, indebtedness having general voting rights or debt convertible into securities having such rights ("VOTING DEBT") or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Capital Stock, or other capital stock of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

         (c) There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company.

         (d) Following the Effective Time, no holder of Company Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of Company Options.

         (e) No Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any lien on its properties or assets. For purposes of this Agreement, "INDEBTEDNESS" shall mean
(i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices),
(ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases requiring payment by the Company of over $10,000 per annum, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property and (vi) all guarantee obligations.

         (f) Section 3.2(f) of the Company Disclosure Letter lists all Company Options, the name of the holder of each Company Option, the date of grant and the exercise price of such Company Option, the number of shares of Common Stock as to which such Company Option has vested and the vesting schedule for such Company Option.

     3.3 Authority. The Company has the requisite power and authority to enter into this Agreement and (subject to any stockholder approval that may be required) to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company's stockholders. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally, and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. The execution and delivery of this Agreement by the Company does not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws, or other equivalent charter documents, as applicable, of the Company or any of its subsidiaries, or (ii) any Material Contract (as defined in Section 3.26) or any material permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets. Except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings that may be required under the DGCL in connection with the Merger, (iii) the filing with the SEC and/or The Nasdaq Stock Market, Inc. ("NASDAQ") of (A) the Schedule 14D-9, (B) the Proxy Statement (if stockholder approval is required by law) and (C) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Transactions, (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover laws, filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company or have a material effect on the ability of the Company to consummate the Merger, no notice to, filing with, and no permit, authorization, consent or approval of, any arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government (a "GOVERNMENTAL ENTITY"), or any private third party is necessary for the consummation by the Company of the Transactions.

     3.4 SEC Filings; Company Financial Statements.

         (a) The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since August 7, 2000 and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "COMPANY SEC REPORTS." As of their respective dates, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact or disclose any matter or proceeding required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC or similar regulatory body.

         (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIALS"), including each Company SEC Report filed after the date hereof until the Closing, (i) complied in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of the Company 's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of the Company contained in the Company SEC Reports as of December 31, 2001 (the "BALANCE SHEET DATE") as filed with the SEC before the date hereof is hereinafter referred to as the "COMPANY BALANCE SHEET."

         (c) The Company has heretofore furnished to Parent and Purchaser a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

     3.5 Absence of Certain Changes. Since the Balance Sheet Date, the Company and its subsidiaries have not:

         (a) suffered any Material Adverse Effect (excluding the effects of (i) any change in the trading price of Company Common Stock and (ii) loss of customer relationships after the date hereof as a result of the announcement or pendency of the Transactions; provided that such losses are not from customers who, over the immediately preceding 12-month period, constituted greater than 20% of the aggregate revenues from all customers in such period) or any event or change which is reasonably likely to have or constitute such a Material Adverse Effect;

         (b) to the knowledge of the Company, incurred any material liabilities or obligations (absolute, accrued, contingent or otherwise), except items incurred in the ordinary course of business and consistent with past practice;

         (c) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction (i) in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Company Balance Sheet or (ii) incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date or (iii) aggregating less than $50,000 since the Balance Sheet Date;

         (d) permitted or allowed any of their properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any liens, except for liens for current taxes not yet due or liens the incurrence of which would not have a Material Adverse Effect on the Company;

         (e) cancelled any debts or waived any claims or rights of substantial value;

         (f) sold, transferred, or otherwise disposed of any of their material properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business, consistent with past practice;

         (g) granted any increase in the compensation or benefits of any director, officer, employee or consultant of the Company or its subsidiaries (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation or benefits payable or to become payable to any director, officer, employee or consultant of the Company or its subsidiaries, except in the case of employees other than officers or former officers of the Company or its subsidiaries for such increases in compensation or benefits made in the ordinary course of business, consistent with past practice;

         (h) made any change in severance policy or practices;

         (i) made any capital expenditure or acquired any property, plant and equipment for a cost in excess of $650,000 per fiscal quarter in the aggregate, subject to an increase of up to $1,000,000 per fiscal quarter in the aggregate but only with the prior written consent of the Vice President of Finance of Parent for any such expenditures in excess of $650,000;

         (j) declared, paid or set aside for payment any dividend or other distribution in respect of their respective capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company or its subsidiaries;

         (k) made or changed any election relating to Taxes, adopted or changed any accounting method relating to Taxes, entered into any closing agreement relating to Taxes, filed any amended Tax Return, settled or consented to any claim or assessment relating to Taxes, incurred any obligation to make any payment of, or in respect of, any Taxes, except in the ordinary course of business, or agreed to extend or waive the statutory period of limitations for the assessment or collection of Taxes;

         (l) paid, loaned or advanced any amount to, or sold, transferred or leased any material properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of their respective officers, directors or stockholders or any affiliate or associate of any of their officers, directors or stockholders except for directors' fees, and compensation to officers at rates not inconsistent with the Company or its subsidiaries' past practice; or

         (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.5.

     3.6 Absence of Undisclosed Liabilities. Except as and to the extent provided in the Company Balance Sheet, to the knowledge of the Company, the Company and its subsidiaries do not have any material liabilities (whether contingent or absolute, direct or indirect, known or unknown to the Company or matured or unmatured or otherwise) that are not fully reflected or fully reserved against in the Company Balance Sheet, respectively, or incurred other than in the ordinary course of business, consistent with past practice.

     3.7 Litigation. To the knowledge of the Company, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or threatened against the Company or its subsidiaries or any of their properties or any of their officers or directors (in their capacities as such). There is no judgment, decree or order against the Company or any of its subsidiaries or, to the knowledge of the Company, any of their directors or officers (in their capacities as such), that could reasonably be expected to prevent, enjoin, or materially alter or delay any of the Transactions, or that would reasonably be expected to have a Material Adverse Effect on the Company. There is no litigation that the Company or any of its subsidiaries has pending against other parties.

     3.8 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Company or its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any current business practice of the Company or its subsidiaries, any acquisition of property by the Company or its subsidiaries or the conduct of business by the Company or its subsidiaries as currently conducted.

     3.9 Governmental Authorization. The Company and its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of the Company or any of its subsidiaries or the holding of any such interest ((i) and (ii) are herein collectively called "COMPANY AUTHORIZATIONS"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any such Company Authorizations would not reasonably be expected to have a Material Adverse Effect on the Company.

     3.10 Title to Property. The Company and each of its subsidiaries has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business, consistent with past practice), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which are reflected on the Company Balance Sheet, including security interests disclosed on Section
3.10 of the Company's Disclosure Letter. The property and equipment of the Company and each of its subsidiaries that are used in the operations of business are (taken as a whole) in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of the Company are reflected in the Company Balance Sheet to the extent GAAP requires the same to be reflected.

     3.11 Technology and Intellectual Property.

         (a) Definitions. The following terms shall have the meanings set forth below.

         "COMPANY INTELLECTUAL PROPERTY" means all Intellectual Property that the Company either owns or has a right to use.

         "COMPANY TECHNOLOGY" means all Technology owned by the Company or used in the conduct of the business of the Company as currently conducted or contemplated to be conducted.

         "COMPUTER SOFTWARE" means all computer programs (whether in source code or object code form and including, without limitation, any and all software implementations of algorithms, models and methodologies), and all data bases, compilations and documentation (including, without limitation, user, operator, and training manuals) related to the foregoing.

         "COPYRIGHTS" means all rights in U.S. and foreign copyrights (whether registered or unregistered), including all rights to apply for, applications to register, and registrations of any of the foregoing.

         "INTELLECTUAL PROPERTY" means all Copyrights, Patents, Trade Secrets, Trademarks and Internet domain names.

         "INVENTORS" means all parties (whether employees, consultants or contractors) that have been engaged in the creation of Intellectual Property or Technology as part of their duties for, during their work with or relating to, or otherwise using any of the equipment, materials or facilities of, the Company.

         "PATENTS" means all rights in U.S. and foreign patents (including, without limitation, provisional patents, utility patents, divisionals, continuations, continuations-in-part, renewals, reissues, reexaminations, extensions), including all rights to apply for, applications for, and any issuances or registrations of the foregoing.

         "TECHNOLOGY" means all processes, formulae, algorithms, data, models, plans, methodologies, theories, ideas, techniques, discoveries, disclosures, inventions,

Computer Software and any other tangible or intangible form of technology, information or know-how.

         "TRADEMARKS" means all trademarks, service marks, trade names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, and all rights to apply for or register, applications for, and registrations of any of the foregoing.

         "TRADE SECRETS" means all rights in trade secrets and other proprietary or confidential information, in any format, whether tangible or intangible. Trade Secrets also include all rights associated with non-public or unregistered Patents and Copyrights.

         (b) Section 3.11(b) of the Company Disclosure Letter sets forth a true and complete list of all Company Intellectual Property (excluding Trade Secrets and non-material unregistered copyrights), specifying whether the Company owns or licenses such Company Intellectual Property. With respect to the Company Intellectual Property owned by the Company: (i) Section 3.11(b) of the Company Disclosure Letter also sets forth a true and complete list of all (1) patents and patent applications, (2) copyright registrations and copyright applications,
(3) trademark registrations and trademark applications, (4) Internet domain name registrations and applications for domain name registrations, and (5) other filings and formal actions made or taken by the Company pursuant to federal, state, local and foreign laws to protect its interests in the Company Intellectual Property; and (ii) the Company or one of its subsidiaries is listed in the records of the appropriate U.S., state or foreign agency as the sole owner of record for each such patent, copyright, trademark or Internet domain name.

         (c) With respect to any patents and patent applications set forth in
Section 3.11(b) of the Company Disclosure Letter: (i) each has been prosecuted in material compliance with all applicable rules, policies and procedures of the United States Patent and Trademark Office or applicable foreign patent agencies; and (ii) the Company and, to the knowledge of the Company, the Inventors are not aware of any material prior art relevant thereto that, while potentially limiting the scope of the claims, would render the claims unpatentable, invalid or unenforceable.

         (d) Section 3.11(d) of the Company Disclosure Letter sets forth a true and complete list of (i) all products that have been or currently are being sold (or are currently in development for sale) by the Company or any of its subsidiaries and (ii) all Company Intellectual Property embodying any Company Technology material to the conduct of the business of the Company as currently conducted or contemplated to be conducted specifying whether the Company owns or licenses such Company Intellectual Property.

         (e) Section 3.11(e) of the Company Disclosure Letter sets forth a true and complete list of all agreements (including, without limitation, license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, other than licenses for personal computer software that is generally available on nondiscriminatory pricing terms and has an individual acquisition cost of $1,000 (One Thousand Dollars) or less per software package) to which the Company is a party or otherwise bound, granting or obtaining any right to use or exploit or practice any rights in any Company Intellectual Property or any Company Technology or restricting the Company's rights to use any Company Intellectual Property or Company Technology (all of the foregoing being collectively known as the "LICENSE AGREEMENTS"). Each License Agreement is valid and binding on all parties thereto and enforceable in accordance with its terms, and there exists no event or condition that does or will result in a violation or breach of such License Agreement, or constitute (with or without due notice or lapse of time or both) a default under such License Agreement, by the Company or, to the knowledge of the Company, any other party to such License Agreement. The Company has not licensed or sublicensed its rights in any Company Intellectual Property or Company Technology other than pursuant to the License Agreements. None of the License Agreements grants any third party exclusive rights, or sublicensing rights, to or under any Company Intellectual Property or Company Technology, except to the extent that such License Agreements allow for sublicensing of the Company's products to end users.

         (f) Except as disclosed in Section 3.11(f) of the Company Disclosure Letter, to the knowledge of the Company, the Company owns all right, title and interest in and to, or has a valid and unrestricted right to exploit, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, all Intellectual Property used in or necessary for the conduct of the business of the Company as currently conducted or contemplated to be conducted, and all Intellectual Property required for use of the Company Technology. The Company has secured valid and binding written assignments from all employees, consultants and other third parties who contributed to the creation or development of Company Intellectual Property.

         (g) The Company Intellectual Property is subsisting, in full force and effect, has not been cancelled, expired or abandoned, other than any cancellations, expirations or abandonments that are reasonably likely to cause a Material Adverse Effect on the business of the Company as presently conducted or as contemplated to be conducted. To the knowledge of the Company and the Inventors, the Company Intellectual Property is valid and enforceable.

         (h) To the knowledge of the Company, the Company Technology was developed without infringing any copyright, or misappropriating any Trade Secret, of any third party. All use and disclosure of third party Trade Secrets has been pursuant to the terms of a written agreement between Company and the owner of such Trade Secrets, or is otherwise lawful.

         (i) The use of the portion of the Company Technology that was developed by the Inventors and the conduct of the business of the Company (including, without limitation, the provision of services and the manufacturing, marketing, licensing and sale of goods), as currently conducted and as contemplated to be conducted, does not and will not infringe any copyright or misappropriate any Trade Secret of any third party. To the knowledge of the Company, the use of the Company Technology and the conduct of the business of the Company (including, without limitation, the provision of services and the manufacturing, marketing, licensing and sale of goods), as currently conducted and as contemplated to be conducted, does not and will not infringe any patent of any third party.

         (j) The Company and the Inventors have no knowledge that any third party is misappropriating, infringing, diluting or violating any Company Intellectual Property. The Company and the Inventors have not brought any claims, suits, arbitrations or other adversarial proceedings related to the foregoing against any third party. The Company and the Inventors have not entered into any agreement to indemnify any third party against any charge of misappropriation, infringement, dilution or violation of any Company Intellectual Property.

         (k) There is no pending or threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction, to the knowledge of the Company: (i) involving the Company Intellectual Property or Company Technology; (ii) alleging that the use of the Company Technology or that the activities or the conduct of the business of the Company does or will infringe any Intellectual Property of any third party; or (iii) challenging the ownership, use, validity, enforceability or registrability of any Company Intellectual Property. The Company has neither sought nor received any opinions of counsel related to any of the foregoing.

         (l) There are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations, other than the License Agreements, that do or may be reasonably expected to: (i) restrict the Company's rights to use any Company Intellectual Property or Company Technology; (ii) restrict the use of the Company Technology or the conduct of the business of the Company in order to accommodate a third party's Intellectual Property rights; or (iii) permit third parties to use any Company Intellectual Property or Company Technology.

         (m) Section 3.11(m) of the Company Disclosure Letter sets forth a true and complete list of all Intellectual Property (excluding Trade Secrets and non-material unregistered Copyrights) developed by the Inventors materially related to the past, actual or potential business of the Company (the "INVENTOR-DEVELOPED INTELLECTUAL PROPERTY"), and all Technology (excluding Technology forming the basis for Trade Secrets and non-material unregistered Copyrights) developed by the Inventors that is materially related to the past, actual or potential business of the Company, as embodied in such Inventor-Developed Intellectual Property (the "INVENTOR-DEVELOPED TECHNOLOGY").

         (n) All right, title and interest in and to the Inventor-Developed Intellectual Property and the Inventor-Developed Technology have been transferred to the Company by the Inventors, and such Inventor-Developed Intellectual Property and Inventor-Developed Technology are now, respectively, part of the Company Intellectual Property and Company Technology.

         (o) To the knowledge of the Company, no third party, including but not limited to any former employer of the Inventors, has any claim to any right, title or interest in and to either the Inventor-Developed Intellectual Property or the Inventor-Developed Technology.

         (p) The Inventors independently developed the Inventor-Developed Technology without infringing any copyright or misappropriating any Trade Secret of any third party. To the knowledge of the Company, no former employer of any Inventor has a reasonable basis for bringing any claim, suit or action for patent infringement, copyright infringement, trade secret misappropriation, or under a theory of inevitable disclosure.

         (q) The Inventors have not made any filings for or otherwise taken any steps to secure or acquire any Intellectual Property right, related to any Inventor-Developed Intellectual Property or Inventor-Developed Technology, that has not already been transferred to the Company.

         (r) The Inventors have executed valid and binding written nondisclosure agreements and invention and intellectual property assignment agreements, consistent with this Section 3.11, with the Company effective as of the date each Inventor became an employee of or otherwise associated with the Company.

         (s) All Company employees and other parties having access to the Company's Trade Secrets have executed written nondisclosure agreements, consistent with this Section 3.11.

         (t) No Trade Secret of the Company has been disclosed or authorized to be disclosed to any third party other than pursuant to a written nondisclosure agreement consistent with this Section 3.11, and no party to any such nondisclosure agreement is in breach or default thereof. Without limiting the generality of foregoing, the Company has taken reasonable measures, consistent with customary industry practice, to protect and preserve its Trade Secrets.

         (u) No current or former Inventor, partner, director, officer or employee of the Company (or any of their respective predecessors in interest) will, after giving effect to the Transactions, own or retain any rights in or to or under any of the Company Intellectual Property or Company Technology.

         (v) The execution of, the delivery of, the consummation of the Transactions contemplated by, and the performance of the Company's obligations under this Agreement will not result in any loss or impairment of the Company's rights to own or use any of the Company Intellectual Property or the Company Technology, or of any agreement to which the Company is a party.

         Without limiting any other remedy available to Parent, to the extent necessary to perfect title in any of the Company Intellectual Property, or otherwise effect any provision of or remedy any breach of this Section 3.11, the Company hereby agrees (and further agrees to use its reasonable efforts to cause the Inventors to) to perform any act and execute any document as may be requested by Parent.

     3.12 Environmental Matters.

         (a) The Company and each of its subsidiaries are in material compliance with all Environmental Laws (as hereinafter defined), which compliance includes, but is not limited to, the possession by the Company and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof. Neither the Company nor any of its subsidiaries has received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its subsidiaries is not in full compliance, and, to the knowledge of the Company and its subsidiaries, there are no material circumstances that may prevent or interfere with such compliance in the future. All of the material permits that are presently in effect and that the Company and its subsidiaries have pursuant to Environmental Laws are listed on Section 3.12 (a) of the Company Disclosure Letter.

         (b) To the knowledge of the Company and its subsidiaries, there are no Environmental Claims pending, alleged or threatened against the Company or any of its subsidiaries, or, to the knowledge of the Company and its subsidiaries, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries have retained or assumed either contractually or by operation of law.

         (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern by or attributable to the Company or any of its subsidiaries, that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its subsidiaries or, to the knowledge of the Company and any of its subsidiaries, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law.

         (d) Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where the Company or any of its subsidiaries has stored any material quantity of Materials of Environmental Concern are identified in Section 3.12(d)(i) of the Company Disclosure Letter, (ii) any underground storage tanks and the capacity and contents of such tanks, if known to the Company or any of its subsidiaries, located on property owned or leased by the Company or any of its subsidiaries are identified in Section 3.12(d)(ii) of the Company Disclosure Letter, (iii) to the knowledge of the Company and any of its subsidiaries, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Company or any of its subsidiaries in violation of any Environmental Laws, and (iv) to the knowledge of the Company no polychlorinated biphenyls (PCB's) or PCB-containing items are used or stored at any property owned, leased or operated by the Company or any of its subsidiaries in violation of any Environmental Laws.

         (e) The Company has provided to Parent all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company and its subsidiaries regarding environmental matters pertaining to or the environmental condition of the business of the Company and its subsidiaries, or the compliance (or noncompliance) by the Company and its subsidiaries with any Environmental Laws.

                 For purposes of this Agreement:

               (i) "ENVIRONMENTAL CLAIM" means any material claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

               (ii) "ENVIRONMENTAL LAWS" means all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata with respect to Matters of Environmental Concern), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

               (iii) "MATERIALS OF ENVIRONMENTAL CONCERN" means, to the extent addressed by Environmental Laws, chemicals, pollutants, contaminants, hazardous wastes, toxic substances, hazardous substances, petroleum and petroleum products, but excluding materials commonly employed or wastes commonly generated in office operations and/or janitorial operations.

     3.13 Taxes.

         (a) The Company and its subsidiaries have (i) properly completed and timely filed (taking into account extensions granted without penalty and described in Section 3.13 of the Company Disclosure Letter) all Tax Returns required to be filed by them on or before the Closing Date and (ii) paid, or where payment is not yet due, have provided adequate accruals in accordance with U.S. GAAP in the Financial Statements for, all Taxes due with respect to any period ending on or before the Closing Date. The Company and each of its subsidiaries have no material liability for unpaid Taxes accruing after the date of the latest Financial Statements. There is (i) no material claim for Taxes that is a lien against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries other than liens for Taxes not yet due and payable and for which there are adequate accruals in accordance with U.S. GAAP, (ii) to the knowledge of the Company, no audit of any Tax Return of the Company or any of its subsidiaries being conducted by a Tax Authority, (iii) no extension of the statutory period of limitations for the assessment of any Taxes granted by the Company or any of its subsidiaries currently in effect, and (iv) no agreement, contract or arrangement to which the Company or any of its subsidiaries is a party that may reasonably be expected to result in the payment of any amount that would not be deductible by reason of section 280G or section 404 of the Code (or comparable provisions under foreign or state Tax laws). Neither the Company nor any of its subsidiaries has filed nor will file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any foreign or state Tax laws) apply to the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is a party to any Tax sharing or Tax allocation agreement nor does the Company or any of its subsidiaries have any liability or potential liability to another party under any such agreement. The Company has never been a member of a consolidated, combined or unitary group of which the Company was not the ultimate parent corporation. The Company has never been a "United States real property holding corporation" within the meaning of section 897 of the Code. The pricing of any transaction between the Company and any of its subsidiaries has been determined on an arm's-length basis and in compliance with the "best method rule" and the "documentation requirements" under sections 482 and 6662 of the Code and the Treasury regulations promulgated thereunder.

         (b) For purposes of this Agreement, the following terms have the following meanings: "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, whether imposed directly or by withholding, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a "TAX AUTHORITY") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person. As used herein,

"TAX RETURN" shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

     3.14 Employee Benefit Plans.

         (a) Section 3.14 of the Company Disclosure Letter lists, with respect to the Company, any of its subsidiaries and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an "ERISA AFFILIATE") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of the Company or any of its subsidiaries and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company or any of its subsidiaries of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company or any of its subsidiaries (together, the "COMPANY EMPLOYEE PLANS").

         (b) The Company has made available to Parent a copy of each of the Company Employee Plans and related material plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three (3) plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986, or has applied to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has also made available to Parent the most recent IRS determination, notification, advisory, or opinion letter issued with respect to each such Company Employee Plan, and, to the Company's knowledge, nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a).

         (c) There has been no non-exempt "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan. Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect on the Company, and the Company and each of its subsidiaries or ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans. Neither the Company nor any of its subsidiaries or ERISA Affiliates is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans. All contributions and premium required to be made by the Company or any of its subsidiaries or ERISA Affiliates to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years. With respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Parent (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite material governmental reports (which, to the Company's knowledge, were true and correct as of the date filed) and has properly and timely filed and distributed or posted all material notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service (the "IRS") or United States Department of Labor other than requests for payments in the ordinary course or requests for qualified domestic relations orders. No lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA on the assets of the Company, any of its subsidiaries or any ERISA Affiliate, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such lien on any such assets on account of any Company Employee Plan.

         (d) With respect to each Company Employee Plan, the Company and each subsidiary has complied in all material respects with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder.

         (e) The consummation of the Transactions will not (i) entitle any current or former employee or other service provider of the Company or any of its subsidiaries or any ERISA Affiliates to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) except as disclosed in Section 3.14 of the Company Disclosure Letter, accelerate the time of payment or vesting of Company Options, or increase the amount of compensation due any such employee or service provider.

         (f) No amounts payable under any of the Company Employee Plans or any other contract, agreement or arrangement with respect to which the Company or any of its subsidiaries may have any liability could reasonably be expected to fail to be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code.

         (g) No Company Employee Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its subsidiaries or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable laws, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company, any of its Subsidiaries or an ERISA Affiliate, or (iv) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

         (h) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its subsidiaries or any ERISA Affiliates relating to, or change in participation or coverage under, any Company Employee Plan which would increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Financial Statements.

         (i) Neither the Company nor any of its subsidiaries or any ERISA Affiliate currently maintains, sponsors, participates in or contributes to, nor have they ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

         (j) Neither the Company nor any of its subsidiaries or any ERISA Affiliates is a party to, or has ever made any contribution to or otherwise incurred any obligation to contribute to, any "multi-employer plan" as defined in Section 3(37) of ERISA.

     3.15 Certain Agreements Affected by the Merger. Except as required under
Section 2.4, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company or any of its subsidiaries, (ii) materially increase any benefits otherwise payable by the Company or any of its subsidiaries or (iii) result in the acceleration of the time of payment or vesting of any such benefits. No payment which will or may be made by the Company to any employee will be characterized as an "excess parachute payment" within the meaning of section 280G(b)(1) of the Code.

     3.16 Employee Matters. Each of the Company and its subsidiaries is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Each of the Company and its subsidiaries has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees and is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its subsidiaries is liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. To the knowledge of the Company, there are no controversies pending or threatened, between the Company and its subsidiaries, on the one hand, and any of their respective employees, on the other hand, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract nor does the Company know of any activities or proceedings of any labor union or organize any such employees. To the Company's knowledge, no employees of the Company or any of its subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its subsidiaries because of the nature of the business conducted by the Company or to the use of trade secrets or proprietary information of others. No key employees or officers of the Company or any of its subsidiaries have given notice to the Company, nor is the Company otherwise aware, that any such key employee or officer intends to terminate his or her employment with the Company or any of its subsidiaries.

     3.17 Interested Party Transactions. Neither the Company nor any of its subsidiaries is indebted to any director, officer, employee or agent of the Company or any such subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company or any of its subsidiaries.

     3.18 Insurance. Section 3.18 of the Company Disclosure Letter contains a complete list of the policies and contracts of insurance maintained by the Company and each of its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable to date under all such policies and bonds have been paid and the Company and each of its subsidiaries is otherwise in compliance in all material respects with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     3.19 Compliance With Laws. Each of the Company and its subsidiaries has complied in all material respects with, is not in violation of, and has not received any notices of violation with respect to, any material federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.

     3.20 Minute Books. The minute books of the Company and its subsidiaries made available to Parent contain a complete and accurate summary in all material respects of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company and its subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

     3.21 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document which has been listed on the Company Disclosure Letter.

     3.22 Vote Required. The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any of the Company Capital Stock necessary to approve this Agreement and the Transactions.

     3.23 Brokers' and Finders' Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any Transaction.

     3.24 Board Approval. The Company Board of Directors, at a meeting duly called and held at which all directors were present, has unanimously (i) duly and validly approved and taken all corporate action required to be taken by the Company Board of Directors to authorize this Agreement, and the consummation of the Transactions, (ii) resolved that the Transactions are advisable and in the best interests of the stockholders of the Company and that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares, and (iii) subject to the other terms and conditions of this Agreement, resolved to recommend that the stockholders of the Company accept the Offer, tender their shares to the Purchaser pursuant to the Offer, and approve and adopt this Agreement, and each of the Transactions, and none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified.

     3.25 Customers and Suppliers. During the 12 month period preceding the date hereof, no customer which individually accounted for more than 5% of the Company's gross revenues during such 12-month period has canceled or otherwise terminated, or made any written threat to the Company or its subsidiaries to cancel or otherwise terminate its relationship with the Company or its subsidiaries, and, as of the date hereof, to the actual knowledge without due inquiry of the executive staff and the legal department of the Company, no such customer has provided notice that it intends to cancel or otherwise terminate its relationship with the Company or its subsidiaries or substantially reduce its future purchases of services or products of the

Company or its subsidiaries, as the case may be. Neither the Company nor any of its subsidiaries has engaged in any fraudulent conduct with respect to any customer or supplier of the Company or any of its subsidiaries.

     3.26 Material Contracts.

     Except for the contracts and agreements described in Section 3.26 of the Company Disclosure Letter (collectively, the "MATERIAL CONTRACTS"), neither the Company nor any of its subsidiaries is a party to or bound by any material contract, including without limitation (it being understood by the parties that the thresholds set forth below are not determinative of the threshold of "materiality" used in this Agreement):

         (a) excluding any reseller agreements listed in the Company Disclosure Letter, any distributor, sales, advertising, agency or manufacturer's representative contract requiring future payment of more than $50,000 per year individually or $200,000 in the aggregate for all such contracts, and any such contracts entered into within the past three (3) months requiring future payment of more than $10,000 per year individually;

         (b) any continuing contract for the purchase of materials, supplies, equipment or services requiring payment of more than $100,000 over the future life of any single contract or $250,000 in the aggregate for such contracts;

         (c) any contract that (x)(i) expires more than one (1) year after the date of this Agreement, (ii) requires delivery of notice by the Company to prevent the extension of its term to more than one (1) year after the date of this Agreement or (iii) may be renewed at the option of any person other than the Company so as to expire more than one (1) year after the date of this Agreement, and (y) requires future payment of more than $35,000;

         (d) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with U.S. GAAP;

         (e) any contract for capital expenditures requiring future payment in excess of $50,000 for any such contract or $200,000 in the aggregate for all such contracts;

         (f) any contract limiting the freedom of the Company or any of its subsidiaries to engage in any line of business or to compete with any other "person" as that term is defined in the Exchange Act, or, other than those entered into in the ordinary course of business, consistent with past practice, any confidentiality, secrecy or non-disclosure contract;

         (g) any material contract pursuant to which the Company or any of its subsidiaries is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

         (h) any contract with any affiliate of the Company or any of its subsidiaries; or

         (i) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person.

     3.27 No Breach of Material Contracts. All Material Contracts are in written form. Each of the Company and its subsidiaries has in all material respects performed the obligations required to be performed by it (except for past breaches which have been cured or waived or for which the Company and its subsidiaries have no continuing obligations) and is entitled to all benefits under, and to its knowledge, is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of it subsidiaries or, to the knowledge of the Company, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to become a default or event of default under the terms of any Material Contract. True, correct and complete copies of all Material Contracts have been delivered to or otherwise made available for review by the Parent.

     3.28 Material Third Party Consents. Section 3.28 of the Company Disclosure Letter includes every Material Contract which, if no required consent regarding the Transactions is obtained, would have a Material Adverse Effect on Parent's ability to operate the business of the Company and its subsidiaries in the same manner as the business was operated by the Company and its subsidiaries prior to the Effective Time.

     3.29 Product Releases. The Company has provided Parent a schedule of product releases, which schedule is attached as Section 3.29 of the Company Disclosure Letter. The Company has a good faith reasonable belief that it can achieve the release of products on the schedule described in Section 3.29 of the Company Disclosure Letter and is not currently aware of any change in its circumstances or other fact that has occurred that would cause it to believe that it will be unable to meet such release schedule.

     3.30 Information in the Proxy Statement. The Proxy Statement, if any (and any amendment thereof and supplement thereto), at the date mailed to the Company's stockholders and at the time of any meeting of Company stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Purchaser expressly for inclusion in the Proxy Statement. The Proxy

Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     3.31 Information in the Offer Documents and the Schedule 14D-9. The information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published or sent or given to the Company's stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Purchaser expressly for inclusion therein.

     3.32 State Takeover Statutes. The action taken by the Company Board of Directors constitutes approval of the Transactions (including each of the Offer and the Merger) by the Company Board of Directors under Section 203 of the DGCL, and no other state takeover statute is applicable to the Transactions (including, for the sake of clarity, the transactions contemplated by the Stockholders Agreement and the option granted pursuant thereto).

     3.33 Opinion of Financial Advisor. The Company has received the written opinion of RBC Dain Rauscher Inc., a member company of RBC Capital Markets, dated the date hereof, to the effect that, as of the date of such opinion, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a copy of such opinion has been provided to Parent and Purchaser. The Company has been authorized by RBC Dain Rauscher Inc. to permit the inclusion of such opinion in its entirety in the Offer Documents, the Schedule 14D-9 and the Proxy Statement, provided that RBC Dain Rauscher Inc. shall have the right to review and approve in advance of filing the form and content of such opinion and any reference thereto contained in the Offer Documents and the Schedule 14D-9.

     3.34 Accounts Receivable. Subject to any reserves set forth in the Company Financials, the accounts receivable shown in the Company Financials represent and will represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Company Financials is sufficient to provide for any losses which may be sustained on realization of the receivables.

     3.35 Personnel. Section 3.35 of the Company Disclosure Letter sets forth a true and complete list of (a) the names and current salaries of all directors and elected and appointed executive officers of each of the Company and its subsidiaries, and (b) the number of shares of Company Common Stock owned beneficially or of record, or both, by each such person and the family relationships, if any, among such persons.

     3.36 Representations Complete. The Company has not failed to disclose to Parent or the Purchaser any facts material to the Company's business, results of operations, prospects, assets, liabilities or condition (financial or otherwise). None of the representations or warranties made by the Company herein or in any Schedule hereto, including the Company Disclosure Letter, or in any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain upon the consummation of the Offer any untrue statement of a material fact, or omits or will omit upon the consummation of the Offer to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER


     Each of Parent and Purchaser represents and warrants to the Company as follows:

     4.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Parent has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Parent. Parent is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

     4.2 Organization, Standing and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Purchaser has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which failure to be so qualified and in good standing would have a Material Adverse Effect on Purchaser. Purchaser is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

     4.3 Authority. Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes the valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally, and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or By-laws of Parent or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order or decree applicable to Parent or the properties or assets of Parent. Except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filing pursuant to the DGCL, (iii) the filing or deemed filing with the SEC and/or Nasdaq of (A) the Schedule TO, (B) the Proxy Statement, if stockholder approval is required by law and (C) such reports under
Section 13(a), 13(d) and Section 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions, (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover laws, (v) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions, and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or have a material effect on the ability of the parties hereto to consummate the Merger, neither the execution, delivery or performance of this Agreement by Parent, the consummation by Parent of the Transactions, nor compliance by Parent with any of the provisions hereof will (i) require any notice to, filing with, or permit, authorization, consent or approval of, any Governmental Entity or any private third party, (ii) conflict with or result in any breach of any provision of the charter or by-laws of Parent, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Parent is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Parent, or any of its properties or assets except, in the case of clauses (i), (iii) and
(iv), where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, materially impair the ability of Parent to consummate the Transactions.

     4.4 Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally, and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or By-laws of Purchaser or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order or decree applicable to Purchaser or the properties or assets of Purchaser. Except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filing pursuant to the DGCL, (iii) the filing or deemed filing with the SEC and/or Nasdaq of (A) the Schedule TO ,
(B) the Proxy Statement, if stockholder approval is required by law and (C) such reports under Section 13(a), 13(d) and Section 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions, (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover laws, (v) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions, and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Purchaser or have a material effect on the ability of the parties hereto to consummate the Merger, neither the execution, delivery or performance of this Agreement by Purchaser and Parent, the consummation by Purchaser and Parent of the Transactions, nor compliance by Purchaser with any of the provisions hereof will (i) require any notice to, filing with, or permit, authorization, consent or approval of, any Governmental Entity or any private third party, (ii) conflict with or result in any breach of any provision of the charter or by-laws of Purchaser, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of an lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Purchaser or any of its properties or assets except, in the case of clauses (i), (iii), and (iv), where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, materially impair the ability of Purchaser to consummate the Transactions.

     4.5 Information in the Proxy Statement. The information supplied by Parent or Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will not, at the date mailed to stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

     4.6 Information in the Offer Documents. The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published or sent or given to Company stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that Parent and Purchaser make no representation or warranty with respect to information furnished by the Company expressly for inclusion in the Offer Documents.

     4.7 Financing. Purchaser has, and will have available to it upon the consummation of the Offer, sufficient funds to consummate the Transactions contemplated by this Agreement, including payment in full for all Shares validly tendered into the Offer or outstanding at the Effective Time (and all related fees and expenses), subject to the terms and conditions of the Offer and this Agreement.

     4.8 Ownership of Company Stock. On the date hereof, Parent, Purchaser and their respective controlled affiliates own no shares of Company Common Stock, and (other than as specifically provided herein or in the Stockholders Agreement) own no additional rights to purchase Company Common Stock through any option from any other person.

     4.9 Litigation. There is no judgment, decree or order against Parent or Purchaser, or any of their respective subsidiaries or, to the knowledge of Parent or Purchaser, any of their directors or officers (in their capacities as such), that could reasonably be expected to prevent, enjoin or materially alter or delay any of the Transactions.

                                    ARTICLE V

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

     5.1 Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers, employees and contractors and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

         Without limiting the generality of the foregoing, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following (except as may be expressly contemplated or specifically permitted by this Agreement):

         (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

         (b) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

         (c) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance, retention or change in control plan;

         (d) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property, other than nonexclusive licenses in the ordinary course of business consistent with past practice;

         (e) Declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

         (f) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, or any instrument or security that consists of a right to acquire such shares except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

         (g) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of the Company Common Stock pursuant to the exercise of stock options or warrants therefor outstanding as of the date hereof;

         (h) Split, combine or reclassify any class of capital stock;

         (i) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

         (j) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company; or enter into any joint ventures, strategic partnerships or alliances, other than content alliance, reseller and distribution agreements in the ordinary course of business consistent with past practice;

         (k) Sell, transfer, lease, license (outside of the ordinary course of business consistent with past practice), mortgage, pledge, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company;

         (l) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition, incur or modify any other material liability or enter into any arrangement having the economic effect of any of the foregoing other than
(i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities as in effect on the date hereof in the ordinary course of business;

         (m) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract, consulting agreement or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director, officer, consultant or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than increases to employees who are not directors or affiliates in the ordinary course of business, consistent with past practice or make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise;

         (n) Pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company or any of its subsidiaries of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice; adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Company or Company subsidiary director, officer, employee, agent or consultant, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

         (o) Modify, amend or terminate any material contract or agreement to which the Company or any subsidiary thereof is a party, including any joint venture agreement, or waive, release or assign any material rights or claims thereunder;

         (p) Pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice, or of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company;

         (q) Except in the ordinary course of business consistent with past practice, enter into any licensing, distribution, sponsorship, advertising, merchant program, encoding services, hosting or other similar contracts, agreements, or obligations which may not be canceled without penalty by the Company or its subsidiaries upon notice of thirty (30) days or less or which provide for payments by or to the Company or its subsidiaries in an amount in excess of $45,000 over the term of any single agreement or $100,000 in the aggregate over the term of all such agreements or which involve any exclusive terms of any kind;

         (r) Permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without notice to Parent;

         (s) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

         (t) Make or change any election relating to Taxes, adopt or change any accounting method relating to Taxes, enter into any closing agreement relating to Taxes, file any amended Tax Return, settle or consent to any claim or assessment relating to Taxes, incur any obligation to make any payment of, or in respect of, any Taxes, except in the ordinary course of business, or agree to extend or waive the statutory period of limitations for the assessment or collection of Taxes;

         (u) Fail to make in a timely manner any filings with the SEC required under the Securities Act of 1933, as amended, or the Exchange Act or the rules and regulations promulgated thereunder;

         (v) Take any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII or any of the conditions to the Offer set forth in Annex I not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective

Time, or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation; or

         (w) Enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose, in writing or otherwise or announce an intention to do any of the foregoing.

     5.2 No Solicitation.

         (a) Each of the Company and its Representatives (as defined below) has ceased and caused to be terminated all existing solicitations, initiations, encouragements, discussions, negotiations and communications with any persons or entities with respect to any offer or proposal relating to any transaction or series of related transactions other than the Transactions contemplated by this Agreement involving: (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, (B) any consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (C) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company; or (D) any recapitalization, restructuring, liquidation or dissolution of the Company (each, an "ACQUISITION PROPOSAL"). Except as provided in Section 5.2(b), from the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, the Company shall not and shall not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants or other agents or those of its subsidiaries (collectively, "REPRESENTATIVES") to directly or indirectly (i) initiate, solicit or knowingly encourage, or knowingly take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited Acquisition Proposal for the Company, engage in negotiations or discussions with, or provide any information or data to, any person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company 's Representatives, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. Notwithstanding the foregoing, nothing contained in this Section 5.2 or any other provision hereof shall prohibit the Company or the Company Board of Directors from (x) taking and disclosing to the Company 's stockholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or

(y) making such disclosure to the Company 's stockholders as in the good faith judgment of the Company Board of Directors, only after receipt of advice from outside legal counsel to the Company that such disclosure is required under applicable law and that the failure to make such disclosure is reasonably likely to cause the Company Board of Directors to violate its fiduciary duties to the Company 's stockholders under applicable law, is required.

         (b) Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any person pursuant to a confidentiality agreement with terms (other than any standstill arrangement) no less favorable to the Company than those contained in the confidentiality agreement, dated as of February 28, 2002, entered into between Parent and the Company (the "CONFIDENTIALITY AGREEMENT"), and may negotiate and participate in discussions and negotiations with such person concerning an Acquisition Proposal if, but only if, (x) such Acquisition Proposal provides for consideration to be received by the holders of all, but not less than all, of the issued and outstanding Shares (a "TAKEOVER PROPOSAL"); (y) such person has in the absence of any violation of this Section 5.2 by the Company, submitted a bona fide written proposal to the Company relating to any such Takeover Proposal which at least a majority of the full Board of Directors determines in good faith, after receiving advice from a nationally recognized investment banking firm and advice from its outside legal counsel, involves consideration to the holders of the Shares that is superior to the consideration offered pursuant to the Offer, otherwise represents a superior transaction to the Offer and the Merger, is reasonably capable of being completed by no later than the Termination Date (as defined in Section 8.1(b)) and which is not conditioned upon obtaining additional financing, or any regulatory approvals beyond or in addition to those regulatory approvals specifically referenced in Section 7.1(d), and (z) in the good faith opinion of the Company Board of Directors, only after consultation with outside legal counsel to the Company, providing such information or access or engaging in such discussions or negotiations is in the best interests of the Company and its stockholders and the failure to provide such information or access or to engage in such discussions or negotiations would cause the Company Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable law (a Takeover Proposal which satisfies clauses (x), (y) and (z) being referred to herein as a "SUPERIOR PROPOSAL"). The Company shall promptly, and in any event within twenty-four (24) hours following receipt of a Superior Proposal and prior to providing any such party with any material non-public information, notify Parent orally and in writing of such Superior Proposal, which notices shall disclose the identity of the other party and the material terms of such Superior Proposal. The Company shall promptly, and in any event within twenty-four (24) hours following a determination by the Company Board of Directors that a Takeover Proposal is a Superior Proposal and prior to providing any such party with any material non-public information, notify Parent of such determination. The Company shall promptly provide to Parent any material non-public information regarding the Company provided to any other party which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.

         (c) Except as set forth herein, neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Transactions contemplated by this Agreement, to Parent or to Purchaser, the approval or recommendation by the Company Board of Directors or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares in the Offer, the Company Board of Directors may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the third business day following the Company's delivery to Parent of written notice advising Parent that the Company Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal and advising Parent that the Company intends to withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal (specifying which course of action the Company intends to take); provided, however, that the Company shall not enter into an agreement with respect to a Superior Proposal unless the Company shall also have terminated this Agreement in compliance with Section 5.2(d). Any such withdrawal, modification or change of the recommendation of the Company Board of Directors, the approval or recommendation or proposed approval or recommendation of any Superior Proposal or the entry by the Company into any agreement with respect to any Superior Proposal shall not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other state law to be inapplicable to the Transactions contemplated by this Agreement, including each of the Offer, the Merger, and the Stockholders Agreement.

         (d) The Company may terminate this Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "ACQUISITION AGREEMENT") with respect to such Superior Proposal, provided that, prior to any such termination, (i) the Company has provided Parent written notice that it intends to terminate this Agreement pursuant to this Section 5.2(d), identifying the Superior Proposal then determined to be more favorable and the parties thereto and delivered a copy of the Acquisition Agreement for such Superior Proposal in the form to be entered into, (ii) during the period following the delivery of the notice referred to in clause (i) above, during which Parent shall have the right to propose adjustments in the terms and conditions of this Agreement and the Company shall have caused its financial and legal advisors to negotiate with Parent in good faith such proposed adjustments in the terms and conditions of this Agreement, (iii) at least three (3) full business days after the Company has provided the notice referred to in clause
(i) above, the Company delivers to Parent (A) a written notice of termination of this Agreement pursuant to this Section 5.2(d), and (B) a wire transfer of immediately available funds in the amount of the Termination Fee (as defined in Section 8.2(b)) plus the reasonable out-of-pocket expenses of Parent and Purchaser as set forth in Section 8.2(b), as the same may have been estimated by Parent in good faith prior to the date of such delivery (subject to an adjustment payment between the parties upon Parent's definitive determination of such expenses), and (C) a written acknowledgment from each other party to such Superior Proposal that it waives any right it may have to contest the validity or enforceability of any of the terms and conditions of this Agreement or the Stockholders Agreement.

     5.3 Notification of Acquisition Proposals. The Company shall promptly (and in any event within twenty-four (24) hours after receipt thereof) notify Parent and Purchaser if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its Representatives, in each case in connection with any Acquisition Proposal or the possibility or consideration of making an Acquisition Proposal, indicating, in connection with such notice, the name of the person indicating the interest in such Acquisition Proposal and the material terms and conditions of any proposal or offer. The Company shall keep Parent and Purchaser informed, on a current basis, of the status and material terms of any such Acquisition Proposal.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

     6.1 Proxy Statement. As promptly as practicable after the consummation of the Offer and if required by the Exchange Act, the Company shall prepare and file with the SEC, and shall use its reasonable efforts to respond promptly to any comments made by the SEC, and promptly thereafter shall mail to stockholders, the Proxy Statement. In such event, subject to the terms and conditions of this Agreement, the Proxy Statement shall contain the recommendation of the unanimous Company Board of Directors in favor of the Merger.

     6.2 Meeting of Stockholders of the Company. In connection with the Special Meeting, if any, the Company shall, subject to the terms and conditions of this Agreement, use its reasonable efforts to solicit from stockholders of the Company proxies in favor of the Merger, and shall take all other action necessary or, in the reasonable opinion of Purchaser, advisable to secure any vote or consent of such stockholders required by the DGCL and the Company's Certificate of Incorporation to effect the Merger. Purchaser agrees that it shall vote, or cause to be voted, in favor of the Merger all Shares directly or indirectly beneficially owned by it.

     6.3 Confidentiality; Access to Information.

         (a) The parties acknowledge that the Company and Parent have previously executed the Confidentiality Agreement. Unless otherwise required by law or regulation (including Nasdaq rules) or pursuant to the terms and provisions of the Confidentiality Agreement, Parent and the Purchaser will hold any information which is non-public in confidence in accordance with the terms of the Confidentiality Agreement and, in the event this Agreement is terminated for any reason, Parent or the Purchaser shall promptly return or destroy such information in accordance with the Confidentiality Agreement.

         (b) The Company will afford Parent and its Representatives reasonable access during normal business hours to the properties, books, analysis, projections, plans, systems, contracts, commitments, records, personnel offices and other facilities of the Company and its subsidiaries during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company and use reasonable best efforts to make available at all reasonable times during normal business hours to Parent and its Representatives, the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company's business, properties, prospects and personnel as Parent may reasonably request. During such period, the Company shall (and shall cause each of the Company's subsidiaries to), subject to any limitations imposed by law with respect to records of employees, furnish promptly to Parent and the Purchaser (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent or the Purchaser may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 6.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     6.4 Public Disclosure. The initial press release concerning the Offer and the Merger shall be a joint press release and, thereafter, neither Parent, Purchaser nor the Company will disseminate any press release or other announcement concerning the Merger, the Offer or this Agreement or the other Transactions contemplated by this Agreement to any third party without the prior written consent of each of the other parties hereto, which consent shall not be unreasonably withheld. The parties have agreed to the text of the joint press release announcing the execution of this Agreement.

     6.5 Reasonable Efforts; Notification.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including complying in all material respects with all applicable laws and with all rules and regulations of any Governmental Entity, using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the Minimum Condition and all the conditions set forth in Article VII and in Annex I hereto to be satisfied and to consummate and make effective the Merger and the other Transactions, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the Transactions, and to carry out fully the purposes of, this Agreement; provided that nothing contained in this Section 6.5 shall require any party to waive or exercise any right hereunder which is waivable or exercisable in the sole discretion of such party. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other Transactions, use all reasonable efforts to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the other Transactions. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or any of its affiliates to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its affiliates or the Company or the holding separate of the shares of the Company Common Stock or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of the Company Common Stock. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and Purchaser shall use all commercially reasonable efforts to take, or cause to be taken, all such necessary actions. Parent shall cause Purchaser to fulfill all of Purchaser's obligations under, and pursuant to, this Agreement.

         (b) Each party shall give prompt notice to the other parties of (i) any representation or warranty made by such party in this Agreement that is untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time (ii) any condition set forth in Annex I that is unsatisfied in any material respect at any time from the date hereof to the date the Purchaser purchases Shares pursuant to the Offer (except to the extent it refers to a specific date), and (iii) any material failure of such party or any of its representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     6.6 Qualified Plans. The Company shall take all necessary action to cause any Company Employee Plan intended to be qualified under Section 401(a) of the Code to be terminated prior to the acquisition by Purchaser of eighty percent (80%) of the outstanding shares of the Company Common Stock. The Company shall provide Parent with a copy of resolutions duly adopted by the Company Board of Directors amending any such plan so as to assure its continued qualified status under Section 401(a) of the Code on termination and terminating such plan effective at least one (1) day prior to the Closing Date.

     6.7 Indemnification.

         (a) For a period of six (6) years after the Effective Time (or, in the case of matters occurring at or prior to the Effective Time for which a claim is asserted within the six (6)-year period contemplated by this Section 6.7, until such matters are finally resolved), Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements, dated prior to the date hereof and set forth in
Section 6.7(a) of the Company Disclosure Letter, between the Company and its directors and officers as of the Effective Time (the "INDEMNIFIED PARTIES") and any indemnification provisions under the Company's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at any time on or following the date hereof to immediately prior to the Effective Time, were directors or officers of the Company, unless such modification is required by applicable law.

         (b) For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability and fiduciary insurance policy on terms no less favorable than those applicable to the current directors and officers of the Company; with an amount of coverage of not less than 100% of the amount of coverage maintained by the Company as of the date of this Agreement, with respect to matters occurring at or prior to the Effective Time (including, without limitation, the Transactions); provided, however, that in no event will the Surviving Corporation be required to expend annually in excess of one hundred twenty-five percent (125%) of the annual premium currently paid by the Company for such coverage (the "CURRENT ANNUAL PREMIUM AMOUNT") (or such coverage as is available for such one hundred twenty-five percent (125%) of such annual premium). The Current Annual Premium Amount is set forth on Section 6.7 of the Company Disclosure Letter.

         (c) This Section 6.7 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties.

         (d) If the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidations or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.7.

     6.8 Interim Directors. Pursuant to Section 1.3(b), the Company shall use its reasonable best efforts to cause a sufficient number of its current directors to continue as Independent Directors of the Company until the Effective Time.

     6.9 Option to Acquire Additional Shares.

         (a) The Company hereby grants to Parent and Purchaser an irrevocable option, subject to the terms and conditions below, and to termination of this Agreement (the "PURCHASER OPTION") to purchase up to that number of newly issued shares of the Company's Common Stock (the "PURCHASER OPTION SHARES") equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent, Purchaser and the other affiliates and direct and indirect wholly owned subsidiaries of Parent immediately following the consummation of the Offer, shall constitute one share more than ninety percent (90%) of the shares of Company Common Stock then outstanding on a Fully Diluted Basis for a consideration per Purchaser Option Share equal to the Offer Price.

         (b) Such Purchaser Option shall be exercisable only after the purchase of and payment for shares of Company Common Stock pursuant to the Offer by Parent or Purchaser as a result of which Parent, Purchaser and the other affiliates and direct and indirect wholly-owned subsidiaries of Parent own at least seventy-five percent (75%) of the outstanding shares of the Company Common Stock. Such Purchaser Option shall not be exercisable if the number of shares of the Company Common Stock subject thereto exceeds the number of authorized shares of Company Common Stock available for issuance.

         (c) In the event Parent and Purchaser wish to exercise the Purchaser Option, Purchaser shall give the Company one (1) day's prior written notice specifying the number of shares of Company Common Stock that are or will be owned by Parent, Purchaser and the other controlled affiliates and direct and indirect wholly-owned subsidiaries of Parent immediately following the consummation of the Offer and specifying a place and a time for the closing of such purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Parent and Purchaser specifying the number of Purchaser Option Shares. At the closing of the purchase of the Purchaser Option Shares, the purchase price owing upon exercise of such Purchaser Option which equals the product of (x) the number of shares of Company Common Stock purchased pursuant to such Purchaser Option, multiplied by (y) the Offer Price, shall be paid to the Company in cash by wire transfer of immediately available funds.

     6.10 Continuing Employee Options.Promptly after the Merger, in order to further its goal of retaining certain employees of the Company, Parent shall grant options ("CONTINUING EMPLOYEE OPTIONS") to acquire shares of its common stock, par value $.001 per share ("PARENT COMMON STOCK"), to the employees of the Company that remain as employees of the Surviving Corporation or continue as employees of Parent as of the Effective Time. Parent agrees that 750,000 shares of Parent Common Stock shall be reserved for issuance pursuant to the Continuing Employee Options. The number of shares of Parent Common Stock underlying each Continuing Employee Option shall be determined by Parent in its sole discretion; provided, however, that the terms and conditions of each Continuing Employee Option shall be the same as the terms and conditions for a typical grant of options to new employees of Parent as of the date of the Merger, including that: (i) 25% of the shares of Parent Common Stock subject to such Continuing Employee Option shall vest upon the anniversary of the Merger and that the remaining shares of Parent Common Stock shall vest ratably on a monthly basis for the next three (3) years contingent upon continued employment of the grantee; and (b) the Continuing Employee Options shall have a per share exercise price equal to the fair market value of Parent Common Stock on the date of grant.


                                   ARTICLE VII

                                   CONDITIONS

     7.1 Conditions to Obligations of Each Party to Effect the Merger.

The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or written waiver at or prior to the Closing Date of the following conditions:

         (a) Stockholder Approval. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the holders of the Shares, to the extent required pursuant to the requirements of the Certificate of Incorporation and the DGCL.

         (b) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing consummation of the Merger.

         (c) Purchase of Shares in Offer. Purchaser shall have purchased, or caused to be purchased, all Shares properly tendered pursuant to the Offer; provided, however, that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger even if Purchaser fails to accept for payment or pay for Shares validly tendered pursuant to the Offer in violation of the terms of the Offer or of this Agreement.

         (d) HSR Approval. The applicable waiting period under the HSR Act and any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions shall have expired or been terminated.

     7.2 Additional Conditions to the Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to consummate and effect the Merger shall be subject to the additional condition, which may be waived in whole or in part by Parent or Purchaser to the extent permitted by applicable law, that all actions contemplated by Section 2.4 shall have been taken.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time before the Effective Time, whether before or after stockholder approval thereof:

         (a) By mutual written consent of Parent and the Company duly authorized by the Boards of Directors of Parent and the Company, respectively; or

         (b) By either Parent or the Company (i) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting any of the Transactions contemplated by this Agreement or the Stockholders Agreement; (ii) if the Merger has not been consummated by September 27, 2002 (the "TERMINATION DATE") at any time following the Termination Date unless such party has expressly restricted in writing its right to terminate this Agreement pursuant to this Section 8.1(b)(ii); provided, however, that the right to terminate this Agreement pursuant to this clause (b) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated by such date; or

         (c) By Parent (i) prior to the purchase of Shares pursuant to the Offer, if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, which breach is reasonably likely to result in any condition set forth in Annex I not being satisfied (and such breach has not been cured or such condition has not been satisfied within thirty (30) days after the receipt of notice thereof or such breach is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within such period); or (ii) if due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex I hereto, Purchaser shall have (x) failed to commence the Offer within ten (10) business days following the date of this Agreement, (y) terminated the Offer without having accepted any Shares for payment thereunder or (z) failed to accept Shares for payment pursuant to the Offer prior to the Termination Date, unless such action or inaction under clauses (x), (y) or (z) shall have been principally caused by or resulted from the failure of Parent or Purchaser to perform, in any material respect, any of their material covenants or agreements contained in this Agreement, or the material breach by Parent or Purchaser of any of their material representations or warranties contained in this Agreement; or

         (d) By the Company if (i) there has been a material breach by Parent of any representation, warranty, covenant or agreement set forth in this Agreement (and such breach has not been cured or such condition has not been satisfied within thirty (30) days after the receipt of notice thereof or such breach is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within such period); or (ii) Purchaser shall have (x) failed to commence the Offer within ten (10) business days following the date of this Agreement, (y) terminated the Offer without having accepted all Shares properly tendered for payment thereunder or (z) failed to accept any Shares properly tendered for payment pursuant to the Offer prior to the Termination Date, unless such action or inaction under clauses (x), (y) or (z) shall have been principally caused by or resulted from the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in this Agreement, or the material breach by the Company of any of its material representations or warranties contained in this Agreement; or

         (e) By Parent, at any time prior to the purchase of the Shares pursuant to the Offer, if (i) the Company Board of Directors shall have withdrawn, modified, or changed its approval or recommendation of this Agreement or the Offer in a manner adverse to the Parent or to Purchaser or failed to reaffirm its approval and recommendation within one (1) business day following Parent's reasonable request to do so, (ii) the Company Board of Directors shall have recommended to the Company's stockholders any proposal other than by Parent or Purchaser in respect of an Acquisition Proposal, (iii) the Company shall have exercised a right with respect to a Superior Proposal referenced in Section 5.2(b) and shall, directly or through its Representatives, continue discussions with any third party concerning a Superior Proposal for more than ten (10) business days after the date of receipt of such Superior Proposal, (iv) an Acquisition Proposal shall have been commenced, publicly proposed or communicated to the Company or its stockholders and the Company shall not have rejected such proposal in a manner that becomes publicly disclosed within ten
(10) business days of its receipt or, if sooner, the date its existence first becomes publicly disclosed, or (v) the Company shall have violated or breached any of its obligations under Section 5.2; or

         (f) By the Company pursuant to Section 5.2(d).

     8.2 Effect of Termination.

         (a) In the event of the termination of this Agreement as provided in
Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Purchaser or the Company (or any of their respective directors, officers, employees, stockholders, agents or representatives), except (i) as set forth in this Section 8.2 and (ii) nothing herein shall relieve Parent, Purchaser or the Company from liability for any breach by them of this Agreement.

         (b) If (i) Parent shall have terminated this Agreement pursuant to
Section 8.1(e), or (ii) the Company shall have terminated this Agreement pursuant to Section 8.1(f), then the Company shall pay to Parent promptly, but in no event later than two (2) business days after the date of such termination if pursuant to Section 8.1(c), or concurrently with such termination if pursuant to Section 8.1(f), a termination fee (the "TERMINATION FEE") of $2,300,000, plus an amount equal to the documented out-of-pocket expenses (including legal, accounting and investment banking fees, if any, and disbursements) incurred by Parent and Purchaser in connection with the Offer, the Merger, this Agreement and the consummation of the other Transactions up to an aggregate amount of $750,000 (the "EXPENSE FEE"). If Parent shall have terminated this Agreement pursuant to Section 8.1(c) and either (i) the Minimum Condition shall not have satisfied prior to the Termination Date or (ii) the Company shall have willfully breached this Agreement and prior to the first anniversary of such termination of this Agreement the Company enters into a written agreement, arrangement or understanding with respect to an Acquisition Proposal with any party other than the Parent, or consummates such a transaction, then the Company shall pay to Parent promptly, but in no event later than two (2) business days after the consummation of such transaction, the Termination Fee and the Expense Fee. All amounts due hereunder shall be payable by wire transfer in immediately available funds to such account as Parent may designate in writing to the Company. The Company shall not withhold any United States withholding taxes on any payment under this Section 8.2. In the event this Agreement is properly terminated in accordance with its terms by either the Company or Parent and, if required, Parent receives the Termination Fee and Expense Fee, neither Parent nor Purchaser shall (i) assert or pursue in any manner, directly or indirectly, any claim or cause of action, based in whole or in part upon alleged tortious or other interference with its rights under this Agreement against any entity or person submitting an Acquisition Proposal or (ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against the Company or any of its officers, directors, employees, stockholders, agents or representatives based in whole or in part upon its or their receipt, consideration, recommendation or approval of an Acquisition Proposal for the Company's exercise of its right of termination (assuming all such activities were consistent with the provisions of this Agreement).

     8.3 Fees and Expenses. Except as set forth in Section 8.2, all fees, costs and expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the Offer Documents, 14D-9 and Proxy Statement (including any preliminary materials related thereto) and any amendments or supplements thereto. The Company represents and warrants to Parent that, not including the fees and expenses to be shared with Parent pursuant to the prior sentence, (i) the total amount of its investment banking fees incurred in connection with this Agreement and the Transactions (including in connection with the fairness opinion) shall not exceed $1,300,000 and (ii) the total amount of its professional fees, including accounting and legal fees, incurred in connection with this Agreement and the Transactions shall not exceed $500,000. Parent shall, at the Effective Time, cause the Surviving Corporation to pay all outstanding fees and expenses of the Company's investment bankers and legal counsel (to the extent not exceeding such cap) incurred in connection with the Transactions.

     8.4 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Purchaser contained in this Agreement and all rights to any causes of action relating thereto shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

                 (a)   if to Parent or Purchaser:

                       Openwave Systems Inc.
                       1400 Seaport Boulevard
                       Redwood City, California  94063
                       Attention:  General Counsel
                       Telephone:  (650) 480-8000
                       Facsimile:  (650) 480-4315

                       with a copy to:

                       Skadden, Arps, Slate, Meagher & Flom LLP
                       525 University Avenue, Suite 1100
                       Palo Alto, California  94301
                       Attention:  Kenton J. King
                       Telephone:  (650) 470-4500
                       Facsimile:  (650) 470-4570

                 (b)   if to the Company:

                       SignalSoft Corporation
                       5665 Flatiron Parkway
                       Boulder, Colorado  80302
                       Attention:  Chief Executive Officer
                       Telephone:  (303) 381-3000
                       Facsimile:  (303) 381-3001

                       with a copy to:

                       Holme Roberts & Owen LLP
                       90 South Cascade Ave, Suite 1300
                       Colorado Springs, Colorado  80903-1615
                       Attention:  J. Gregory Holloway
                       Telephone:  (719) 473-3800
                       Facsimile:  (719) 633-1518

     9.3 Interpretation; Certain Defined Terms.

         (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity.

         (b) For purposes of this Agreement, "AFFILIATES" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

         (c) For purposes of this Agreement, the term "KNOWLEDGE" means (i) with respect to any natural person, the actual knowledge, of such person, and (ii) with respect to any corporation or entity, the actual knowledge of such party's officers and directors provided that such persons shall have made due and diligent inquiry of those management employees of such party whom such officers and directors reasonably believe would have actual knowledge of the matters represented.

         (d) For purposes of this Agreement, any reference to a "MATERIAL ADVERSE EFFECT" with respect to any entity or group of entities means any event, change, condition or effect, event occurrence, states of facts or developments, individually or together with other events, changes, conditions, effects, events or developments, states of facts or developments, that

(x) is materially adverse, in the short term or the long term, to the condition (financial or otherwise), properties, assets (including intangible assets), prospects, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (y) would prevent or materially alter or delay any of the Transactions except, for each of (x) and
(y) above, to the extent that no such event, change, condition or effect results principally from changes in general economic conditions, or from changes affecting the industry generally in which the party operates and which do not affect such party disproportionately.

         (e) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

         (f) For purposes of this Agreement, a "SUBSIDIARY" of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

         (g) For purposes of this Agreement, "TRANSACTIONS" shall mean all of the transactions contemplated in this Agreement, including the Offer, the Purchaser Option, the Stockholder Agreements and the transactions contemplated thereunder.

     9.4 Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter
(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 6.7.

     9.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.8 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, provided, however, that the laws of the respective jurisdictions of incorporation of each of the parties shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its board of directors. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a federal or state court sitting in the State of Delaware.

     9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     9.10 Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly-owned subsidiaries of Parent, or (iii) to one or more direct or indirect wholly-owned subsidiaries of Parent (each, an "ASSIGNEE"). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     9.11 Amendment and Modification. Subject to applicable law and as otherwise provided in the Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors or equivalent governing bodies, but, after the purchase of Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration and, after the approval of this Agreement by the stockholders, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.12 No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

     9.13 Waiver of Jury Trial. EACH OF PARENT, THE COMPANY AND PURCHASER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR PURCHASER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.


                                      *****

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.



                              OPENWAVE SYSTEMS INC.

                              By:    /s/ Don Listwin
                                     ------------------------------------------
                              Name:  Don Listwin
                              Title: President and Chief Executive Officer

                              SAPPHIRE ACQUISITION CORP.

                              By:    /s/ Jon Shantz
                                     ------------------------------------------
                              Name:  Jon Shantz
                              Title: President and Chief Executive Officer

                              SIGNALSOFT CORPORATION

                              By:    /s/ David A. Hose
                                     ------------------------------------------
                              Name:  David A. Hose
                              Title: President, Chief Executive Officer and
                                     Chairman of the Board of Directors

                                     ANNEX I


         Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares unless the Minimum Condition shall have been satisfied. Furthermore, notwithstanding any other provisions of the Offer, Purchaser shall not be required to accept for payment or pay for any validly tendered Shares if, at the scheduled expiration date (i) any applicable waiting periods under the HSR Act and any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions have not expired or terminated prior to termination of the Offer, or (ii) any of the following events shall occur, or shall be deemed by Purchaser to have occurred, and be continuing:

         (a) there shall be threatened in writing by any Governmental Entity or pending any suit, action or proceeding by any Governmental Entity or any third party against Purchaser, Parent, the Company or any Company subsidiary (i) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or any material portion of their businesses or assets, or to compel Parent or Purchaser or their respective subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent or their respective subsidiaries, (ii) challenging the acquisition by Parent or Purchaser of any Shares under the Offer, seeking to delay, restrain or prohibit the making or consummation of the Offer, the exercise of the Purchaser Option or the Merger or the performance of any of the other Transactions contemplated by this Agreement, or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and the Company's subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer, the Purchaser Option or the Merger, (iv) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (v) seeking to require divestiture by Parent or any of its subsidiaries or affiliates of any Shares;

         (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer, the Merger or any other Transaction, or any other action shall be taken by any Governmental Entity, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;


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

         (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market for a period in excess of one full trading day, (ii) a declaration of a banking moratorium throughout the United States or any suspension of payments in respect of banks throughout the United States (whether or not mandatory) or (iii) any decline in either the Nasdaq Composite Index or Dow Jones Industrial Average by an amount in excess of twenty-five percent (25%) measured from the close of business on the date of this Agreement;

         (d) the representations and warranties of the Company contained in this Agreement, taken together, shall not be true and correct in all material respects (provided that those representations and warranties that are herein qualified by materiality or Material Adverse Effect, shall be true and correct in all respects) as of the date of this Agreement and as of the date of any scheduled expiration of the Offer, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time);

         (e) since the date of this Agreement, there shall have occurred any events or changes which have had, which are deemed to have had, or which are reasonably likely to have or constitute, individually or in the aggregate, a Material Adverse Effect on the Company (excluding the effects of (i) any change in the trading price of Company Common Stock and (ii) loss of customer relationships after the date hereof as a result of the announcement or pendency of the Transactions; provided that such losses are not from customers who, over the immediately preceding 12-month period, constituted greater than 20% of the aggregate revenues from all customers in such period);

         (f) the Company Board of Directors or any committee thereof shall have
(i) withdrawn, or modified or changed in a manner adverse to the Transactions, to the Parent or to Purchaser (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Purchaser Option, the Merger Agreement, or the Merger or shall have failed to make such favorable recommendation, (ii) approved or recommended to its stockholders any Acquisition Proposal or entered into or publicly announced its intention to enter into any agreement or agreement in principle with respect to any Acquisition Proposal, (iii) resolved to do any of the foregoing or (iv) taken a neutral position or made no recommendation with respect to an Acquisition Proposal (other than by Parent or Purchaser) after a reasonable amount of time (and in no event more than ten (10) business days following receipt thereof) has elapsed for the Company Board of Directors or any committee thereof to review and make a recommendation with respect thereto;

         (g) any person or group (as defined in Section 13(d)(3) of the Exchange
Act) (other than Parent or any of its subsidiaries or any party or parties as a result of such party or parties having signed the Stockholders Agreement) shall have become the beneficial owner (defined in Rule 13(d)(3) promulgated under the Exchange Act) of more than fifteen percent

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

(15%) of the outstanding Shares or shall have acquired, directly or indirectly, more than fifteen percent (15%) of the assets of the Company and its subsidiaries;

         (h) the Company shall have materially breached or failed, in any material respect, to perform or to comply with any material agreement, obligation or covenant to be performed or complied with by it under this Agreement;

         (i) Purchaser shall have failed to receive a certificate executed by the Company's Chief Executive Officer or President on behalf of the Company, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (d), (e), (f) and (h) of this Annex I have not occurred;

         (j) any party to any Stockholder Agreement other than the Purchaser and Parent shall have breached or failed to perform any of its covenants or agreements under such agreement or breached any of its representations and warranties in such agreement, or any of such agreements shall not be valid, binding and enforceable, except for such breaches or failures or failures to be valid, binding and enforceable that do not materially and adversely affect the benefits expected to be received by Parent and the Purchaser under this Agreement or any Stockholder Agreement;

         (k) all consents, permits and approvals of Governmental Authorities and other persons listed in Section 3.3 of the Company Disclosure Letter shall not have been obtained; or;

         (l) the Merger Agreement shall have been terminated in accordance with its terms.

         The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition, and may be waived by Parent or Purchaser in whole or in part at any time and from time to time and in the sole discretion of Parent or Purchaser, subject in each case to the terms of this Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

         The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term "MERGER AGREEMENT" shall be deemed to refer to the Agreement to which this Annex I is annexed.



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